EXHIBIT 99.(b)
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Florida Progress Corporation
Investor News
Analyst Contacts:
Mark A. Myers (813) 866-4245
Greg Beuris (813) 866-4442



       Florida Power Corporation's Crystal River Nuclear Plant Added
                                To NRC Watch List

ST. PETERSBURG, Florida, January 29, 1997 -- Today the Nuclear Regulatory Commission (NRC) announced that Florida Power's Crystal River nuclear plant was placed on the NRC's Watch List as a category two plant. Category two is defined by the NRC as plants that are authorized to operate but will be closely monitored by the NRC.

The NRC cited the nuclear plant's 1996 decline in engineering performance as one of the main reasons for placing the plant on the list. Also mentioned were modifications made to one of the plant's emergency diesel generators during its 1996 refueling outage which should have been reviewed by the NRC prior to making the modification. These are the same issues Florida Power has been addressing through its corrective action plan and were discussed at last week's NRC enforcement conference.

Florida Power is disappointed that the NRC has placed its nuclear plant on the Watch List. The company's management is committed to implementing safe, reliable and cost effective solutions to resolve these issues. In late 1996, Florida Power began implementing the second phase of its Management Corrective Action Plan (MCAP) to address the NRC's concern over engineering performance. Florida Power's management is confident its MCAP is an effective plan that will return the unit to a superior performance level. The NRC acknowledged Florida Power's progress with MCAP and that implementing the thorough corrective actions in the plan would resolve the critical performance issues.

                             IMPACT ON RESTART PLAN

Placing the nuclear unit on the Watch List as a category two plant is not expected to significantly affect Florida Power's plans to restart its nuclear unit. Florida Power's restart team plans to complete its plan and present it to the NRC restart panel by the end of February. Florida Power is reviewing several options related to resolving a loading problem with one of its emergency diesel generators and expects the unit to return to service by the fourth quarter of 1997.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $5.3 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail services and life insurance.


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